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                                                                    Exhibit 11.0


              Statement Regarding Computation of Per Share Earnings
                         For the Year Ended December 31

                                          2002          2001 (1)        2000
                                       -----------------------------------------
Weighted average shares outstanding:
Basic                                   11,105,584    11,101,403       8,778,621
Effect of stock options outstanding         46,690            na               -
                                       -----------------------------------------
   Fully diluted                        11,152,274    11,101,403       8,778,621
                                       =========================================


Net income (loss) ($000s)              $     5,997         ($415)    $     1,386
Earnings (loss) per share:
  Basic                                $      0.54        ($0.04)    $      0.16
  Fully diluted                        $      0.54        ($0.04)    $      0.16


(1) The effect of stock options was anti-dilutive for the year December 31, 2001.